Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (i) the Registration Statements on Form S-8 (Nos. 333-83273, 333-60710, and 333-52980) of U.S. Concrete, Inc. and (ii) the Registration Statement on Form S-3 (No. 333-42860) of U.S. Concrete, Inc. of our report dated March 16, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
March 16, 2005